Exhibit 99.1

AN2 Therapeutics Reports Third Quarter 2024 Financial Results, Provides Important EBO-301 Update and Highlights Progress Across Boron Chemistry Pipeline

Epetraborole-treated patients demonstrated clinical improvements in QOL-B and a post-hoc analysis of MACrO2 with nominal statistical significance when evaluated as continuous measures

First drug candidate with statistically favorable patient reported outcome (PRO)-based improvement in treatment-refractory Mycobacterium avium Complex (TR-MAC) population

Company plans to meet with FDA to gain alignment on a development path for epetraborole, including potentially reinitiating a Phase 3 clinical study, while advancing its boron chemistry pipeline

Achieved 50% reduction in expenditures through strategic realignment of operations

Cash, cash equivalents, and investments of $93.4 million at September 30, 2024 anticipated to fund operations through 2027 under current operating plan

Menlo Park, CA – November 13, 2024 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform today reported financial results for the quarter ended September 30, 2024 and provided an update from its ongoing analysis of data from the Phase 2 portion of the EBO-301 trial.

“Treatment options for patients with refractory MAC lung disease are extremely limited. Many of these patients are significantly more challenging to convert microbiologically due to the microbial complexity of their infections as well as their very complex lung anatomy, and often experience severe clinical symptoms at this advanced stage of disease. The fact that epetraborole appears to have demonstrated improvements based on two patient reported outcome measures is highly encouraging,” said Stephen J. Ruoss, M.D., Professor of Medicine, Pulmonary and Critical Care Medicine at Stanford University School of Medicine. “By potentially improving both their quality of life and clinical outcomes, epetraborole represents a potentially significant advancement in treatment possibilities.”

“We are encouraged by this recent data analysis, which indicate that epetraborole may provide clinical improvement in patients with treatment-refractory MAC lung disease, as measured by two patient-reported outcome instruments, including the same instrument recently selected for the primary endpoint in the Arikayce TN-MAC pivotal trial,” stated Eric Easom, Co-Founder, Chairman, President, and Chief Executive Officer of AN2 Therapeutics. “We look forward to engaging with the FDA in the near-term to discuss next steps for the epetraborole program, including the potential reinitiation of a pivotal Phase 3 trial for treatment-refractory MAC lung disease.”

Easom continued, “With a strong cash runway and optimized operating plan, we continue to advance our diverse pipeline of boron-based compounds to address unmet patient needs. This includes the recent strategic expansion into oncology, underscoring our dedication to innovating and improving patient outcomes across multiple therapeutic areas.”

Third Quarter & Recent Updates:

Ongoing Analysis from Epetraborole Phase 2/3 Clinical Study in TR-MAC Lung Disease

The Company has provided an update from its ongoing analysis of the Phase 2 portion of the EBO-301 Phase 2/3 study. Two PROs evaluated in the trial indicated statistically significant clinical response, the QOL-B Respiratory Domain (Table 1) and MACrO2 (post-hoc analysis, Table 2), using continuous response measures instead of the binary responder methodology previously reported. Patients treated with epetraborole indicated clinical response using the same PRO instrument (QOL-B respiratory domain) and analysis method (least squares mean change from Baseline to Month 6) that was recently reported as the primary endpoint in the Arikayce ENCORE trial, after alignment with FDA. These EBO-301 PRO findings appear to align with FDA’s current recommendation for PRO-based primary endpoints in NTM-MAC trials.

Table 1: Quality of Life – Bronchiectasis (QOL-B respiratory domain) (least squares mean change from Baseline to Month 6)*

EBO-301 prespecified secondary endpoint

	Epetraborole + OBR (n=34)	Placebo + OBR (n=35)	LS Mean Difference	p-value
Change from Baseline to Month 6	7.20	0.30	6.90	0.0365

*Measures of patient improvement for QOL-B are shown by positive changes in the score measured from baseline.

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Epetraborole treated patients showed nominally statistically significant improvements in the QOL-B respiratory domain measured from baseline to month 6.
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The p-value is termed “nominal” because this was not the prespecified primary endpoint in the Phase 2 part of the trial.

Table 2: MACrO2 PRO (least squares mean)*

Post-hoc analysis

	Epetraborole + OBR (n=34)	Placebo + OBR (n=35)	LS Mean Difference	p-value
Change from Baseline to Month 6	-12.91	-7.10	-5.81	0.0433

*Measures of patient improvement for MACrO2 are shown by negative changes in the score measured from baseline. The least squares mean calculation for MACrO2 utilized the same approach as the prespecified QOL-B LSM in the EBO-301 statistical analysis plan.

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Epetraborole treated patients showed nominally statistically significant improvements in MACrO2 measured from baseline to month 6 in post-hoc analysis.

There was a high rate of MAC resistance to background antimycobacterial therapies at baseline, including approximately one-third of the patients with macrolide resistance and 60% with amikacin resistance, indicators of the complexity of the patient population. Notably, there was no evidence of induced epetraborole resistance in isolates from patients treated with epetraborole.

Further analysis showed no change in the previously reported safety profile; epetraborole was generally well-tolerated, with 2 (5%) discontinuations due to TEAEs in the epetraborole arm.

Epetraborole:Next Steps

The Company believes these findings are particularly noteworthy given the severe refractory status of the patients studied, and that improvements in QOL-B and MACrO2 appear to align with FDA’s current guidance for the primary efficacy endpoint in NTM-MAC studies. The Company will seek an End-of-Phase 2 meeting with FDA in the first half of 2025, with the goal of leveraging insights from the Phase 2 results to evaluate potential reinitiation of a pivotal Phase 3 TR-MAC study. In addition, the Company also plans to seek alignment with the FDA on a statistical analysis plan for the 97 patients who completed six months of treatment in the Phase 3 portion of EBO-301 at the time the Company halted the trial in August 2024. The Company anticipates releasing top-line Phase 3 data from these patients in mid-2025, subject to the timing of discussions with the FDA.

Other AN2 Boron Chemistry Pipeline Programs

Chagas Disease

During the quarter, the Company advanced preclinical activities aimed to initiate clinical studies in chronic Chagas disease, a disease that affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S., and causes severe cardiac disease and death. The Company plans to initiate Phase 1 clinical development with AN2-502998 in mid-2025.

Melioidosis

The Company completed enrollment in a 200-patient observational trial for epetraborole in acute melioidosis in October 2024 and these data will inform a Phase 2 proof of concept study that is planned to initiate enrollment in the second half of 2025. Melioidosis is a deadly bacterial infection and global bioterrorism threat with a 90-day mortality rate of approximately 50% using standard of care (SOC) drugs ceftazidime or meropenem. The aim of the program is to meaningfully lower the expected mortality rate by dosing epetraborole on top of SOC.

Boron Chemistry Pipeline

Additional development programs are underway and focused on targets in infectious diseases and oncology with high unmet needs. The Company anticipates delivering up to three development compounds in 2025.

Global Health

In October, the Company announced that it received a second-year continuation of a research grant from the Bill & Melinda Gates Foundation to discover novel boron containing small molecules for the treatment of tuberculosis and malaria. The Company will continue its efforts to tackle global health disease through non-dilutive funding.

Selected Third Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2024 were $8.3 million compared to $14.4 million for the same period during 2023 due to decreased clinical trial costs, personnel-related expenses, preclinical and research study expenses, consulting and outside services, and other costs, partially offset by an increase in chemistry manufacturing and controls activity.
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General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2024 were $3.5 million compared to $3.8 million for the same period during 2023 due to a decrease in professional services.
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Restructuring Charges: Restructuring charges for the third quarter of 2024 were $2.2 million due to severance payments and other employee termination-related expenses, partially offset by a reduction in stock-based compensation expense as a result of applying modification accounting for consulting agreements entered into with certain terminated employees.
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Other Income, Net: Other income, net for the third quarter of 2024 was $1.3 million compared to $1.5 million for the same period during 2023 due to lower cash, cash equivalents and investment balances.
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Net loss: Net loss for the third quarter of 2024 was $12.7 million, compared to $16.7 million for the same period during 2023.

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Cash Position: The Company had cash, cash equivalents, and investments of $93.4 million at September 30, 2024. Company restructuring initiatives resulted in a 50% reduction in expenditures, extending AN2’s expected cash runway through 2027.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, NTM, and melioidosis, along with early-stage programs focused on targets in infectious diseases and oncology. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential of the Company’s boron chemistry platform and early-stage pipeline programs; design, initiation and timing of the Company’s clinical trials and results; anticipated inflection points and related timing; cash runway and cost savings related to restructuring; analysis and expectations regarding data analysis from the Phase 2/3 trial in treatment-refractory MAC lung disease, including the potential to re-initiate Phase 3 development; regulatory meetings and pathway and alignment with FDA guidance; future development of epetraborole for other forms of NTM; development of AN2-502998 for Chagas disease; development of epetraborole for melioidosis; development of compounds for infectious diseases and oncology targets; global health initiatives and non-dilutive funding; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: future trials of epetraborole in NTM-MAC and the ability to show clinical efficacy consistent with PRO-based data observed in prospective and post-hoc analyses to date; potential disruptions related to AN2’s ability to implement its plans for its internal boron chemistry platform and early-stage pipeline programs; timely enrollment of patients in AN2’s existing and future clinical trials; AN2’s ability to procure sufficient supply of its product candidates for its existing and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued funding by the National Institute of Allergy and Infectious Disease (NIAID) of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and AN2’s other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contacts:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Anne Bowdidge

Investor Relations

abowdidge@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$8,287	$14,429	$35,091	$39,952
General and administrative	3,484	3,751	10,856	10,868
Restructuring charge	2,243	—	2,243	—
Total operating expenses	14,014	18,180	48,190	50,820
Loss from operations	(14,014)	(18,180)	(48,190)	(50,820)
Other income, net	1,267	1,473	4,391	2,986
Net loss attributable to common stockholders	$(12,747)	$(16,707)	$(43,799)	$(47,834)
Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(0.65)	$(1.47)	$(2.22)
Weighted-average number of shares used in computing net loss per share, basic and diluted	29,841,169	25,645,421	29,809,839	21,532,537
Other comprehensive loss:
Unrealized (loss) gain on investments	139	(3)	(163)	252
Comprehensive loss	$(12,608)	$(16,710)	$(43,962)	$(47,582)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$33,504	$15,647
Short-term investments	59,922	91,648
Prepaid expenses and other current assets	4,263	3,212
Long-term investments	—	27,194
Other assets, long-term	—	1,043
Total assets	$97,689	$138,744

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,711	$2,676
Other current liabilities	8,306	11,367
Total liabilities	10,017	14,043
Stockholders’ equity	87,672	124,701
Total liabilities and stockholders’ equity	$97,689	$138,744